UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                             INVITROGEN CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $.01 par value
                         (Title of Class of Securities)

                                   46185R 10 0
                                 (CUSIP Number)


                                December 31, 2000
             (Date of Event Which Requires Filing of This Statement)

        Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                              ---------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G


----------------------------------
CUSIP NO. 46185R 10 0
----------------------------------


1 Names of Reporting Persons/IRS Identification Nos. of above Persons (Entities Only)

     James R.  Hudson,  Jr.
-------------------------------------------------------------------------------
2    Check the  Appropriate  Box if a
     Member of a Group (a) [ ] (b) [ ]
     Not Applicable
-------------------------------------------------------------------------------
3    SEC  Use Only
-------------------------------------------------------------------------------
4   Citizenship or Place of Organization

    United States of America
-------------------------------------------------------------------------------
Number of               5       Sole Voting Power

  Shares                        1,092,000
                        -------------------------------------------------------
                        6       Shared Voting Power
Beneficially
                                0
                        -------------------------------------------------------
Owned By                7       Sole Dispositive Power

   Each                         1,092,000
                        -------------------------------------------------------
                        8       Shared Dispositive Power
 Reporting
                                0
Person With
-------------------------------------------------------------------------------

9    Aggregate Amount Beneficially Owned by Each Reporting Person
                              1,092,000
-------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares  [  ]

-------------------------------------------------------------------------------
11       Percent of Class Represented by Amount in Row (9)
                                2.1%
-------------------------------------------------------------------------------
12       Type of Reporting Person
                                       IN
-------------------------------------------------------------------------------
page 3 of 6
                                  SCHEDULE 13G

--------------------------------
CUSIP NO. 46185R 10 0
--------------------------------

ITEM 1(a).    Name of Issuer:

                           Invitrogen Corporation

ITEM 1(b).    Address of Issuer's Principal Executive Offices:

                           1600 Faraday Avenue
                           Carlsbad, CA  92008

ITEM 2(a).    Name of Person Filing:

                           James R. Hudson, Jr.

ITEM 2(b).    Address of Principal Business Office Or, If None, Residence:

                           c/o Research Genetics
                           2130 Memorial Parkway, S.W.
                           Huntsville, AL  35801

ITEM 2(c).    Citizenship:

              James R. Hudson, Jr., is a citizen of the United States of America

ITEM 2(d).    Title of Class of Securities:

              Common Stock, $0.01 par value

ITEM 2(e).    CUSIP Number:

              46185R 10 0

ITEM 3.       If this statement is filed  pursuant to rule  13d-1(b),  or

              13d-2(b) or (c), check whether the person filing is a:

              Not Applicable.








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                                  SCHEDULE 13G

---------------------------------
CUSIP NO. 46185R 10 0
--------------------------------

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:  1,092,000


         (b)      Percent of class:   2.1%


         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote:         1,092,000

                  (ii) Shared power to vote or direct the vote:   0

                  (iii) Sole power to dispose or to direct the disposition of:
                        1,092,000

                  (iv) Shared power to dispose or to direct the disposition of:
                       0


ITEM 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.         Ownership of More than Five Percent on Behalf of Another Person.
                Not Applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not Applicable.




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                                  SCHEDULE 13G

--------------------------------
CUSIP NO. 46185R 10 0
--------------------------------

ITEM 8.       Identification and Classification of Members of the Group.

                  Not Applicable.

ITEM 9.       Notice of Dissolution of Group.

                  Not Applicable.

ITEM 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







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page 6 of 6
                                  SCHEDULE 13G

--------------------------------
CUSIP NO. 46185R 10 0
--------------------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 8,  2001
James R. Hudson, Jr.                             James R. Hudson, Jr.
                                                 -----------------------
                                                 James R. Hudson, Jr.